As filed with the Securities and Exchange Commission on May
29, 1998
                                                  Registration
No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                   FORM S-4
                         REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                    AMERICAN DISPOSAL SERVICES, INC.
          (Exact name of registrant as specified in its charter)


     Delaware            4953                13-3858494
(State or other     (Primary Standard        (I.R.S. Employer
jurisdiction of         Industrial           Identification No.)
incorporation or       Classification
organization)            Code Number)


                               745 McClintock Drive
                                   Suite 230
                            Burr Ridge, Illinois 60521
                                  (630) 655-1105
               (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)



                                Ann L. Straw, Esq.
                         American Disposal Services, Inc.
                               745 McClintock Drive
                                   Suite 230
                            Burr Ridge, Illinois 60521
                                  (630) 655-1105
               (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)


                                 With copies to:
                              Stephen W. Rubin, Esq.
                                Proskauer Rose LLP
                                  1585 Broadway
                             New York, New York 10036
                                  (212) 969-3000



     Approximate date of commencement of proposed sale of securities to the public: From time to time after the Registration Statement becomes effective.

     If the securities being registered on this form are being
offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the
following box.   |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_|

                          CALCULATION OF REGISTRATION FEE

Title        Amount       Proposed    Proposed     Amount of
of           to be        Maximum     Maximum      Registration
Each         Registered   Offering    Aggregate    Fee (1) (2)
Class                     Price       Offering
of                        Per         Price(1)
Securities                Share(1)
to be
Registered


Common Stock   4,000,000  37.875       151,500,000  35,947.87
par value
$.01 per share
4,000,000

(1) The price stated is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported for the Common Stock on the Nasdaq National Market on May 26, 1998.
(2) Pursuant to Rule 429(b) under the Securities Act of 1933, the amount of the registration fee does not include 8,744.63 which was previously paid to the Commission for registration fees relating to 1,233,793 shares of Common Stock registered pursuant to Registration Statement No. 333-40529 and unissued as of the date hereof.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




















                        AMERICAN DISPOSAL SERVICES, INC.
                     Cross Reference Sheet Showing Location
           in Prospectus of Information Required by Items of Form S-4



ITEM
NUMBER FORM S-4 CAPTION                   LOCATION IN PROSPECTUS

A. - Information about the Transaction

1.   Forepart of Registration Statement   Facing Page; Outside
     and Outside Front Cover Page of      Front Cover Page of
     Prospectus . . . . . . . . . . . .   Prospectus; Available
                                          Information

2.   Inside Front and Outside Back Cover  Inside Front of
     Pages of Prospectus . . . . . . . .  Prospectus; Outside
                                          Back Cover Page of
                                          Prospectus

3.   Risk Factors; Ratio of Earnings to   Outside Front Cover
     Fixed Charges and Other              Page of Prospectus;
     Information. . . . . . . . . . . .   The Company; Risk
                                          Factors

4.   Terms of the Transaction . . . . .   Not Applicable

5.   Pro Forma Financial Information. .   Not Applicable

6.   Material Contacts with the Company
     Being Acquired. . . . . . . . . .    Not Applicable

7.   Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters. . . . .   Not Applicable

8.   Interests of Named Experts and
     Counsel . . . . . . . . . . . . .    Not Applicable

9.   Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities . . . . . . . . .    Not Applicable

B - Information about the Registrant

10.  Information with Respect to S-3      Outside Front Cover of
     Registrants. . . . . . . . . . .     Prospectus; The
                                          Company; Risk Factors;
                                          Incorporation of
                                          Certain Documents by
                                          Reference

11.  Incorporation of Certain             Incorporation of
     Information by Reference. . . . .    Certain Documents by
                                          Reference

12.  Information with Respect to S-2 or
     S-3 Registrants . . . . . . . . .    Not Applicable

13.  Incorporation of Certain
     Information by Reference. . . . .    Not Applicable

14.  Information with Respect to
     Registrants Other than S-3 or S-2
     Registrants . . . . . . . . . . .    Not Applicable


C - Information about the Company Being
     Acquired . . . . . . . . . . . . .   Not Applicable

D -  Voting and Management Information    Not Applicable
















PROSPECTUS


                    SUBJECT TO COMPLETION, DATED MAY 29, 1998

                                 4,000,000 SHARES

                         AMERICAN DISPOSAL SERVICES, INC.

                                   COMMON STOCK
                              _____________________

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     This Prospectus relates to an aggregate of 4,000,000 shares ("Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of American Disposal Services, Inc., a Delaware corporation (the "Company"), which may be offered and issued by the Company from time to time in connection with future direct or indirect acquisitions of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise permitted under the Securities Act.

     The Company expects that the terms upon which it may issue the Shares in business combination transactions will be determined through negotiations with the securityholders or principal owners of the businesses whose securities or assets are to be acquired. It is expected that the Shares that are issued will be valued at prices reasonably related to market prices for the Common Stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated.

     This Prospectus also relates to the offer for sale or other distribution of Shares by persons (the "Selling Stockholders") who will acquire such shares in the acquisitions of the businesses. Such shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's prior consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of Shares by the Selling Stockholders but will bear all expenses incident to the registration of the Shares. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "ADSI." On May 28, 1998, the last reported sales price for the Common Stock as reported by NASDAQ was $38.06 per share.

                              _____________________

     SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION CONCERNING
CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN ANY OF THE SHARES.

                              _____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              _____________________

                   The date of this Prospectus is May   , 1998.




                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. Reports, proxy, information statements and other information regarding the Company filed electronically with the Commission are available on the Commission's web site (http://www.sec.gov).

     The Company has filed with the Commission a Registration Statement on Form S-4 (which term shall encompass any amendments and exhibits thereto) under the Securities Act with respect of the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus:
(i) the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) the Company's Proxy Statement relating to the 1998 Annual Meeting of Stockholders; and (iv) all other reports filed pursuant to
Section 13(a) or 15(d) or the Exchange Act since December 31,
1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or supersede shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement or a material fact or an omission to state a material fact that is required to be stated or that is necessary to make statement not misleading in light of the circumstances in which it was made.

     THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THE PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO ANN L. STRAW, SECRETARY, AMERICAN DISPOSAL SERVICES, INC., 745 MCCLINTOCK DRIVE, SUITE 230, BURR RIDGE, ILLINOIS 60521, TELEPHONE: (630) 655-1105.

                                   THE COMPANY

     American Disposal Services, Inc. (the "Company") is a regional, integrated, non-hazardous solid waste services company that provides solid waste collection, transfer and disposal services primarily in the Midwest and in the Northeast. The Company began its operations in the Midwest and currently has operations in the following 12 states: Arkansas, Connecticut, Illinois, Indiana, Kansas, Kentucky, Massachusetts, Missouri, Ohio, Oklahoma, Pennsylvania and Rhode Island. The Company owns nine solid waste landfills and owns, operates or has exclusive contracts to receive waste from 20 transfer stations. The Company's operations cover six primary operating regions and its landfills and transfer stations are supported by 17 collection divisions, which currently serve over 400,000 residential, commercial and industrial customers. The Company has adopted an acquisition-based growth strategy and intends to continue its expansion, generally in its existing and proximate markets. Since January 1993, the Company has acquired 70 solid waste businesses, including eight solid waste landfills and 66 solid waste collection companies.

     The Company's operating program generally involves a four-step process: (i) acquiring solid waste landfills in markets that are within approximately 125 miles of significant metropolitan centers; (ii) securing captive waste streams for its landfills through the acquisition or development of transfer stations serving those markets, through acquisitions of collection companies and by entering into long-term contracts directly with customers or collection companies; (iii) making "tuck-in" acquisitions of collection companies to further penetrate its target markets; and (iv) integrating these businesses into the Company's operations to achieve operating efficiencies and economies of scale. As part of its acquisition program, the Company has, and in the future may, as specific opportunities arise, evaluate and pursue acquisitions in the solid waste collection and disposal industry that do not strictly conform to the Company's four-step operating program.

     The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. One of the Company's goals is to maximize the captive waste streams (which includes waste from the Company's collection operations and third-party haulers operating under long-term collection contracts) disposed of at each of its landfills. During the year ended December 31, 1997, the Company's captive waste constituted an average of approximately 73% of the solid waste disposed of at Company-owned landfills. In addition, approximately 81% of the total tonnage collected by the Company during such period was disposed of at Company-owned landfills. The Company plans to continue to pursue its acquisition-based growth strategy to maximize the internalization of waste collected and expand its presence in its existing and proximate markets.

     The Company's principal executive offices are located at 745
McClintock Drive, Suite 230, Burr Ridge, Illinois 60521, and its telephone number is (630) 655-1105.



                                   RISK FACTORS

     An investment in the shares of Common Stock being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "The Company" and "Risk Factors," as well as in the Prospectus generally. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

Availability of Additional Acquisition Targets

     The Company's ongoing acquisition program is a key element of its acquisition-based growth strategy for expanding its solid waste management services. Consequently, the future growth of the Company depends in large part upon the successful continuation of this acquisition program. The Company may encounter substantial competition in its efforts to acquire landfills, transfer stations and collection companies. There can be no assurance that the Company will succeed in locating or acquiring appropriate acquisition candidates at price levels and on terms and conditions that the Company considers appropriate.

Integration of Acquisitions

     The financial position and results of operations of the Company will depend to a large extent on the Company's ability to integrate effectively the operations of the companies it has acquired to date, and expects to acquire in the future, and to realize expected efficiencies and economies of scale from such acquisitions. There can be no assurance that the Company's efforts to integrate these operations will be effective, that expected efficiencies and economies of scale will be realized or that the Company will be able to successfully consolidate its operations. The failure to achieve any of these results could have a material adverse effect on the Company's business, financial condition and results of operations.

Ability to Manage Growth

     The Company's goal is to increase the scale of its operations significantly through the acquisition of other solid waste businesses and through internal growth. Consequently, the Company may experience periods of rapid growth with significantly increased staffing level requirements. Such growth could place a significant strain on the Company's management and on its operational, financial and other resources. The Company's ability to maintain and manage its growth effectively will require it to expand its management information systems capabilities and improve its operational and financial systems and controls. Moreover, the Company will need to attract, train, motivate, retain and manage its senior managers, technical professionals and other employees. Any failure to expand its management information system capabilities, to implement and improve its operational and financial systems and controls or to recruit appropriate additional personnel in an efficient manner at a pace consistent with the Company's business growth could have a material adverse effect on the Company's business, financial condition and results of operations.

Highly Competitive Industry

     The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous solid waste management companies, many of which are significantly larger and have greater financial resources than the Company. The Company also competes with those counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These counties, municipalities and solid waste districts may have financial advantages due to the availability to them of user fees, charges or tax revenues and the greater availability to them of tax-exempt financing. In addition, competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts. There can be no assurance that the Company will be able to compete successfully.

Funding of Future Capital Requirements; Prior Losses and Working
Capital Deficits

     The Company's acquisition-based growth strategy has resulted in a steady increase in its capital requirements, and such increase may continue in the future as the Company pursues its strategy. The Company recorded net losses to common stockholders of approximately $3.7 million and $370,000 during the fiscal years ended December 31, 1995 and 1996, respectively. In addition, the Company has incurred working capital deficits in the past, and there can be no assurance that its available working capital will be sufficient in the future as it pursues its growth strategy. Furthermore, in connection with a completed acquisition, the Company may be obligated to make contingent cash payments of up to approximately $37.5 million over the next nine years if certain business development projects are achieved as a result of that acquisition. To the extent that internally generated cash and cash available under the Company's $140 million revolving credit facility (the "Credit Facility") are not sufficient to provide the cash required for future operations, capital expenditures, acquisitions, earn-out and contingent payments, debt repayment obligations and financial assurance obligations, the Company will require additional equity or debt financing in order to provide such cash. There can be no assurance, however, that such financing will be available or, if available, will be on terms satisfactory to the Company. Where appropriate, the Company may seek to minimize the use of cash to finance its acquisitions by using capital stock, assumption of indebtedness or notes. However, there can be no assurance the owners of the businesses the Company may wish to acquire will be willing to accept non-cash consideration in whole or in part.

Use of Leverage

     Historically, the Company has incurred significant debt obligations in connection with financing its acquisitions and business growth. The Company has a $140 million Credit Facility with a bank group led by ING (U.S.) Capital Corporation, as administrative agent, Morgan Guaranty Trust Company of New York, as syndication agent, Union Bank of California, N.A., as documentation agent, BHF-Bank Aktiengesellschaft, as co-agent, and Bank of America Illinois, as co-agent. As of December 31, 1997, the Company's consolidated indebtedness was $23.1 million, it consolidated total assets were $373.0 million and its stockholders' equity was $297.4 million. At May 1, 1998, the Company's consolidated indebtedness was approximately $5.1 million. The Company anticipates incurring significant indebtedness in the future in order to fund all or a portion of the purchase price of future acquisitions. The Company's ability to meet its debt service obligations will depend upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond the Company's control. If the Company fails to generate sufficient cash flow to repay its debt, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing or any additional financing could be obtained on terms favorable to the Company or at all.

Potential Liabilities Associated with Acquisitions

     The businesses acquired by the Company may have liabilities that the Company did not discover or may have been unable to discover during its pre-acquisition investigations, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Any indemnities or warranties, due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor or other reasons, may not fully cover such liabilities.

Dependence on Senior Management

     The Company is highly dependent on its senior management team. The loss of the services of any member of senior management may have a material adverse effect on the Company's business, financial condition and results of operations. In an effort to minimize this risk, the Company has entered into employment contracts with certain members of senior management. The Company does not maintain "key man" life insurance with respect to members of senior management except for a $2.0 million policy maintained on the Company's President and Chief Executive Officer.

Limitations on Internal Expansion

     The Company's operating program depends on its ability to expand and develop its landfills, transfer stations and collection operations. The process of obtaining required permits and approvals to operate or expand solid waste management facilities, including landfills and transfer stations, has become increasingly difficult and expensive, often taking several years, requiring numerous hearings and compliance with zoning, environmental and other regulatory requirements, and often being subject to resistance from citizen or other groups. There can be no assurance that the Company will be successful in obtaining the permits it requires or that such permits will not contain onerous terms and conditions. An inability to receive such permits and approvals could have a material adverse effect on the Company's business, financial condition and results of operations. See
" Extensive Environmental and Land Use Laws and Regulations."
In some areas, suitable land may be unavailable for new landfill sites. There can be no assurance that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of its current landfills once its landfill capacity has been consumed. In such event, the Company could be forced to dispose of collected waste at landfills operated by its competitors, which could have a material adverse effect on the Company's landfill revenues and collection expenses.

Dependence on Third Party Collection Operations

     A portion of the solid waste delivered to the Company's landfills is delivered by third party collection companies under informal arrangements or without long-term contracts. If these third parties discontinued their arrangements with the Company and if the Company were unable to replace these third party arrangements, the Company's business, financial condition and results of operations might be materially adversely affected. Extensive Environmental and Land Use Laws and Regulations

     The Company is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent in recent years as a result of greater public interest in protecting and cleaning up the environment. These laws and regulations affect the Company's business in many ways, including as set forth below.

     Extensive Permitting Requirements. In order to develop and operate a landfill or other solid waste management facility, it is necessary to obtain and maintain in effect one or more facility permits and other governmental approvals, including those related to zoning, environmental and land use. In addition, the Company may be required to obtain similar permits and approvals in order to expand its existing landfill and solid waste management operations. These permits and approvals are difficult and time consuming to obtain and are frequently subject to community opposition, opposition by various local elected officials or citizens and other uncertainties. In addition, after an operating permit for a landfill or other facility is obtained, the permit may be subject to modification or revocation by the issuing agency, and it may be necessary to obtain periodically a renewal of the permit, which may reopen opportunities for opposition to the permit. Moreover, from time to time, regulatory agencies may delay the review or grant of these required permits or approvals or may modify the procedures or increase the stringency of the standards applicable to its review or grant of such permits or approvals. In addition, the Company may not be able to ensure that is landfill operations are included and remain in the solid waste management plan of the state or county in which such operations are conducted. The Company may also have difficulty obtaining host agreements with counties or local communities, or existing host communities may demand modifications of existing host agreements in connection with planned expansions, either of which could adversely affect the Company's operations and increase the Company's costs and reduce its margins. There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits or approvals required for planned landfill expansions, and the failure by the Company to obtain or maintain in effect a permit significant to its business could materially adversely affect the Company's business, financial condition and results of operations.

     Design, Operation and Closure Requirements. The design, operation and closure of landfills are subject to extensive regulations. These regulations include, among others, the regulations (the "Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). The Subtitle D Regulations generally became effective on October 9, 1993 (except for more stringent financial assurance requirements, which became effective April 9, 1997). The Subtitle D Regulations require all states to adopt regulations regarding landfill design, operation and closure requirements that are as stringent as, or more stringent than, the Subtitle D Regulations. All states in which the Company's landfills are located have in place extensive landfill regulations consistent with the Subtitle D requirements. These federal and state regulations require the Company to design the landfill in accordance with stringent technical requirements, monitor groundwater, post financial assurances, and fulfill landfill closure and post-closure obligations. These regulations could also require the Company to undertake investigatory, remedial and monitoring activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the Company to modify, supplement, or replace equipment or facilities at costs which may be substantial.

     Legal and Administrative Proceedings. In the ordinary course of its business, the Company may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose flow control requirements, civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on the Company under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or comparable state statutes, or to revoke or deny renewal of a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to the Company or alleging violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject; and actions seeking to impose liability on the Company for any environmental damage at its landfill sites or that its landfills or other properties may have caused to adjacent landowners or others, or at sites to which it transported waste, including groundwater or soil contamination. The Company could incur substantial legal expenses during the course of the aforementioned proceedings, and the adverse outcome of one or more of these proceedings could materially adversely affect the Company's business, financial condition and results of operations.

     During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more of the adverse consequences to the Company described below under "Potential Liabilities."

     Potential Liabilities. There may be various adverse consequences to the Company in the event that a facility owned or operated by the Company (or a predecessor owner or operator whose liabilities the Company may have acquired expressly or under successor liability theories) causes environmental damage, in the event that waste transported by the Company (or a predecessor) causes environmental damage at another site, in the event that the Company fails (or a predecessor failed) to comply with applicable environmental and land use laws and regulations or the terms of a permit or outstanding consent order or in the event the Company's owned or operated facility or the soil or groundwater thereunder is or becomes contaminated. These may include the imposition of substantial monetary penalties on the Company; the issuance of an order requiring the curtailment or termination of the operations involved or affected; the revocation or denial of permits or other approvals necessary for continued operation or landfill expansion; the imposition of liability on the Company in respect of any environmental damage (including groundwater or soil contamination) at its landfill sites or that its landfills or other facilities or other Company-owned or operated facilities caused to adjacent landowners or others or environmental damage at another site associated with waste transported by the Company; the imposition of liability on the Company under CERCLA or under comparable state laws; and criminal liability for the Company or its officers. Any of the foregoing could materially adversely affect the Company's business, financial condition and results of operations.

     CERCLA and analogous state laws impose retroactive strict joint and several liability on various parties that are, or have been, associated with a site from which there has been, or is threatened, a release of any hazardous substance (as defined by CERCLA) into the environment. Liability under RCRA, CERCLA and analogous state laws may include responsibility for costs of site investigations, site cleanup, site monitoring, natural resources damages and property damages. Liabilities under RCRA, CERCLA and analogous state laws can be very substantial and, if imposed upon the Company, could materially adversely affect the Company's business, financial condition and results of operations.

     In the ordinary course of its landfill and waste management operations and in connection with its review of landfill and other operations to be acquired, the Company has discovered at one landfill, and may in the future discover at other landfills or waste management facilities, indications of groundwater contamination. In such events, the Company would seek or be required to determine the magnitude and source of the problem and, if appropriate or required by applicable regulations, to design and implement measures to remedy, or halt the spread of, the contamination. There can be no assurance, however, that contamination discovered at a landfill or at other Company sites will not result in one or more of the adverse consequences to the Company described above.

     Type, Quantity and Source Limitations. Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not yet been adopted by Congress, if this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could materially adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

     In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations.
In addition, the aforementioned proposed federal legislation, if adopted, could allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may materially adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal
services.   These restrictions may also result in higher disposal
costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and results of operations could be materially adversely affected.

Limits on Insurance Coverage

     There can be no assurance that the Company's pollution liability insurance will provide sufficient coverage in the event an environmental claim were made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim of sufficient magnitude could have a material adverse effect on the Company's business, financial condition and results of operations.

Incurrence of Charges Related to Capitalized Expenditures

     In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances relating to acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not or not expected to be successfully completed. Therefore, the Company may be required to incur a charge against earnings in future periods, which charge, depending upon the magnitude thereof, could materially adversely affect the Company's business, financial condition and results of operations.

Use of Alternatives to Landfill Disposal

     Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, incineration is an alternative to landfill disposal in certain of the Company's markets. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain type of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity or affect the prices that can be charged for landfill disposal services. For example, Illinois, Ohio and Pennsylvania, states in which the Company operates landfills, have adopted bans on the disposal of yard waste or leaves in landfills located in those states, and all of the states in which the Company operates landfills have adopted rules restricting or limiting disposal of tires at landfills. In addition, each of the states in which the Company operates landfills has adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. These recycling goals are being phased in over the next few years. These alternatives, if and when adopted and implemented, may have a material adverse effect on the business, financial condition and results of operations of the Company.

Ability to Meet Financial Assurance Obligations

     The Company is required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with closure and post-closure obligations with respect to landfills or its other solid waste management operations and may be required to provide such financial assurance in connection with municipal residential collection contracts. If the Company were unable to obtain surety bonds in sufficient amounts, or to provide other required forms of financial assurance, it would be unable to remain in compliance with the Subtitle D Regulations or comparable state requirements and, among other things, might be precluded from entering into certain municipal collection contracts and obtaining or holding landfill operating permits.

Seasonality

     The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that:
(i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months; and
(ii) the volume of industrial and residential waste in the regions where the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may delay the development of landfill capacity and otherwise result in the temporary suspension of certain of the Company's operations and could materially adversely affect the Company's overall business, financial condition and results of operations.

Anti-Takeover Provisions

     The Board of Directors may issue up to 5,000,000 shares of Preferred Stock in the future without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company.

Absence of Dividends

     The Company has never declared or paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future.

                                 USE OF PROCEEDS

     This Prospectus relates to Shares being offered for sale by the Company from time to time to acquire one or more businesses in negotiated transactions not involving any public offering. This Prospectus also relates to the offer for sale or other distribution of Shares by Selling Stockholders who will acquire such Shares in the acquisitions. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders but will pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                           PRICE RANGE OF COMMON STOCK

     The Common Stock of the Company has been quoted on the Nasdaq National Market under the symbol ("ADSI") since July 26, 1996, the date of the commencement of the Company's initial public offering. The following table sets forth, for the periods indicated, the high and low closing prices of the Common Stock as reported on the Nasdaq National Market:



                                     High         Low

1996
3rd Quarter. . . . . . . . . .       $18.25       $ 9.00
4th Quarter. . . . . . . . . .       $18.50       $15.50
1997
1st Quarter. . . . . . . . . .       $18.00       $16.50
2nd Quarter. . . . . . . . . .       $25.06       $16.38
3rd Quarter. . . . . . . . . .       $33.75       $21.00
4th Quarter. . . . . . . . . .       $37.50       $29.00
1998
1st Quarter. . . . . . . . . .       $38.25       $32.25
2nd Quarter (through May 28, 1998).  $40.88       $37.31

     On May 28, 1998, the last reported sales price of the Common
Stock was $38.06 per share.

                                 DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock. The Company and its Board of Directors currently intend to retain any earnings for use in the operation and expansion of the Company's business and do not anticipate paying any dividends on the Common Stock for the foreseeable future. The Company's Credit Facility prohibits the payment of cash dividends without prior bank approval.

                               SELLING STOCKHOLDERS

     This Prospectus relates to an aggregate of 4,000,000 shares of Common Stock which may be offered for sale by the Company from time to time to acquire one or more businesses in negotiated transactions not involving any public offering. This Prospectus will be supplemented to furnish the information necessary for a particular negotiated transaction and the Registration Statement of which this Prospectus is a part will be amended, where appropriate, to supply information concerning an acquisition. This Prospectus also relates to the offer for sale or other distribution of Shares by persons who will acquire such shares in connection with the acquisitions of businesses. Such Selling Stockholders will be identified from time to time by filing supplements to this Prospectus.

                               PLAN OF DISTRIBUTION

     This Prospectus relates to 4,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties, or securities of other businesses. The shares covered by this Prospectus may be issued in exchange for shares of capital stock or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

     All expenses of this registration will be paid by the Company. It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     The Selling Stockholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers in transactions on Nasdaq, in privately negotiated transactions, or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company cannot presently estimate the amount of such compensation.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Rule 10b-6 prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this registration of the Shares. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of the sale of shares in such offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this Prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                           DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The discussions of the Common Stock and Preferred Stock here and elsewhere in this Prospectus are qualified in their entirety by reference to: (i) the Certificate of Incorporation of the Company, as amended, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part; and (ii) the applicable Delaware law.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Stockholders casting a plurality of votes of the stockholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be outstanding at such time. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in the offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

     As of May 26, 1998, there were 22,858,403 shares of Common
Stock outstanding.

Undesignated Preferred Stock

     The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control of others. At present, the Company has no plans to issue any of the Preferred Stock.

Delaware Anti-takeover Law and Certain Charter Provisions

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding, under Delaware law, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Certain provisions of the Company's Certificate of Incorporation and Delaware law may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In particular, the ability of the Board of Directors to issue Preferred Stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

Transfer Agent

     The Transfer Agent for the Common Stock is the Continental
Stock Transfer & Trust Company, 2 Broadway, New York, New York
10004. Its telephone number is (212) 509-4000.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Proskauer Rose LLP, 1585 Broadway,
New York, New York 10036.

                                    EXPERTS

     The Consolidated Financial Statements of the Company incorporated by reference in the Company's Annual Report (Form 10-K/A) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Consolidated Financial Statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                TABLE OF CONTENTS


                                                       Page

Available Information. . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference. . . . . 2
The Company. . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . 5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . .12
Price Range of Common Stock. . . . . . . . . . . . . . .12
Dividend Policy. . . . . . . . . . . . . . . . . . . . .12
Selling Stockholders . . . . . . . . . . . . . . . . . .13
Plan of Distribution . . . . . . . . . . . . . . . . . .13
Description of Capital Stock . . . . . . . . . . . . . .15
Legal Matters. . . . . . . . . . . . . . . . . . . . . .17
Experts. . . . . . . . . . . . . . . . . . . . . . . . .17





















                PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS



Item 20. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, Section 145 requires that he be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

     Article Fifth of the Company's Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions, and Article Sixth requires indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145. Article Sixth of the Company's By-laws provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 and other applicable laws as currently in effect and as they may be amended in the future.

Item 21. Exhibits and Financial Statement Schedules.

     (a) Exhibits


Exhibit No.    Description of Exhibits

3.3 Amendment to Restated Certificate of Incorporation of the Company (1)
3.4            Bylaws of the Company (2)
4.1            Specimen Common Stock Certificate (2)
5.1            Opinion of Proskauer Rose LLP
21.1           Subsidiaries of the Company (1)
23.1           Consent of Ernst & Young LLP
23.2 Consent of Proskauer Rose LLP (included in exhibit 5.1)
24.1 Powers of Attorney are set forth on the signature pages hereof

_____________________

(1)  Previously filed as an exhibit to the Company's Annual
     Report of Form 10-K/A for the fiscal year ended December 31, 1997.
(2)  Previously filed as an exhibit to the Company's Registration
     Statement on Form S-1 (333-4889).

Item 22.  Undertakings.

     (a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section
               10(a)(3) of the Securities Act of
               1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (g) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (f) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




























                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on May 29, 1998.

                         American Disposal Services, Inc.


                         By:  /s/ Richard De Young
                              Richard De Young
                              Chairman, President and Chief
                              Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Richard De Young, Stephen P. Lavey and Ann L. Straw, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title               Date


/s/ Richard De Young          Chairman,           May 29, 1998
Richard De Young              President
                              Chief Executive
                              Officer and
                              Director

/s/ Stephen P. Lavey          Chief Financial     May 29, 1998
Stephen P. Lavey              Officer principal
                              financial officer)

/s/ Lawrence R. Conrath, Sr.  Vice President and  May 29, 1998
Lawrence R. Conrath, Sr.      Controller
(principal accounting officer)

/s/ David C. Stoller          Director            May 29, 1998
David C. Stoller

/s/ Merril M. Halpern         Director            May 29, 1998
Merril M. Halpern

/s/ A. Lawrence Fagan         Director            May 29, 1998
A. Lawrence Fagan

/s/ Richard T. Henshaw, III   Director            May 29, 1998
Richard T. Henshaw, III

/s/ G. T. Blankenship         Director            May 29, 1998
G. T. Blankenship

/s/ Norman Steisel            Director            May 29, 1998
Norman Steisel



























                                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of American Disposal Services, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein to our report dated February 24, 1998, with respect to the consolidated financial statements of American Disposal Services, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                              ERNST & YOUNG LLP


Chicago, Illinois
May 26, 1998































                                                  Exhibit 5.1


                          PROSKAUER ROSE LLP
                              1585 BROADWAY
                      NEW YORK, NEW YORK 10036-8299


May 29, 1998

American Disposal Services, Inc.
745 McClintock Drive
Suite 230
Burr Ridge, IL  60521

          Re:  Registration Statement on Form S-4
          File No. 333-

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement") filed by American Disposal Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 4,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

As counsel to the Company, we have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purpose of this opinion, including the Certificate of Incorporation, as amended, and the By-laws of the Company, the Registration Statement, and we have made such investigations of law as we have deemed necessary in order to render the opinion hereinafter set forth. In such examinations, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to relevant questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Company.

In giving this opinion, we have assumed that the certificates for the Shares, when issued, will have been duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar and will conform, except as to denominations, to specimens we have examined.

Based upon and subject to the foregoing, we are of the opinion that the Shares when issued, delivered and paid for will be validly issued, fully paid and non-assessable.

We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

PROSKAUER ROSE LLP